U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                       SEC File Number 000-52883
                                                         CUSIP Number 22529R 106

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[  ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: March 31, 2016
---------------------------------

    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
---------------------------------

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
---------------------------------

Part I - Registrant Information
---------------------------------

Full Name of Registrant:  Vanguard Energy Corporation

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      1700 Post Oak Blvd., Suite 600

City, State and Zip Code

        Houston, TX 77506

---------------------------------

Part II - Rules 12b-25(b) and (c)
---------------------------------

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable. ---------------------------------

Part III - Narrative
---------------------------------

     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not complete its financial statements for the three months ended March 31, 2016 in sufficient time so as to allow the filing of the report by May 16, 2016.

---------------------------------

Part IV - Other Information
---------------------------------

     (1) Name and telephone number of person to contact in regard to this notification

              William T. Hart           (303)                 839-0061
              ---------------         ---------           ---------------
                  (Name)             (Area Code)         (Telephone Number)

    (2)  Have all other periodic reports required
         under Section 13 or 15(d) of the Securities
         Exchange Act of 1934 during the preceding
         l2 months (or for such shorter period that
         the registrant was required to file such
         reports) been filed? If answer is no,
         identify report(s).                              [ ] Yes  [X] No

         10-K report for year ended September 30, 2015.

         10-Q report for period ended December 31, 2015.

    (3)  Is it anticipated that any significant
         change in results of operations from the
         corresponding period for the last fiscal
         year will be reflected by the earnings
         statements to be included in the subject
         report or portion thereof?                       [ ] Yes  [X] No

         If so: attach an explanation of the
         anticipated change, both narratively
         and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           VANGUARD ENERGY CORPORATION
                      -----------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                       VANGUARD ENERGY CORPORATION


Date: May 17, 2016                     By: /s/ Warren M. Dillard
                                           ---------------------------------
                                           Warren M. Dillard,
                                           President and Chief Executive Officer



                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).